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                                  Company Contact:      Maggie Feeney
                                                        Executive Vice President and
                                                        Chief Financial Officer
                                                        Cache Inc.
                                                        (212) 575-3246
Final For Immediate Release
                                  Investor Relations:   Allison Malkin/Jane Thorn Leeson
                                                        Integrated Corporate Relations
                                                        (203) 682-8225/ (646) 277-1223

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                       CACHE ANNOUNCES MANAGEMENT CHANGES
         BOARD APPROVES INCREASE IN SHARE BUYBACK TO 3.5 MILLION SHARES


     New York, NY - January 24, 2008 - Cache Inc., (NASDAQ: CACH), a specialty chain of women's apparel stores with 296 stores currently open, announced that Brian Woolf previously Chairman and Chief Executive Officer has resigned from the Company for personal reasons, effective immediately. Thomas Reinckens, who is currently the Company's President, is being promoted to the title of Chairman, Chief Executive Officer and President. Adrienne Kantor, who joined Cache in July 2007, will continue as Executive Vice President - Chief Merchandising Officer, responsible for all merchandising and design within the organization.

     Separately, the Company announced that its Board of Directors has approved a new share repurchase program. This new program increases the Company's current stock repurchase authorization to 3.5 million shares from 3.0 million shares previously. The Company plans to execute this program through the open market or in privately negotiated transactions, in accordance with SEC requirements. As of September 29, 2007, the Company had 16,309,358 shares of common stock outstanding.

     Thomas Reinckens, Cache's Chairman and Chief Executive Officer stated:
"Brian has made significant positive contributions to our Company, transforming our brand to a destination for lifestyle apparel and spearheading our vertical integration. I am very fortunate to have worked with a highly talented and respected individual and wish Brian well in the future. I am equally pleased to take on the Chairman and CEO titles and am ready, passionate and excited to lead Cache in its next phase of growth. Currently, we are experiencing better sales results in January versus the challenging holiday sales period and I continue to believe we have identified a unique niche in women's apparel retailing providing us with tremendous opportunity for sales and profit gains in the near and long term."

Mr. Brian Woolf, Cache's Chairman and Chief Executive Officer commented: "I am leaving Cache in great hands with a talented and capable team."

ABOUT CACHE, INC.

     Cache is a nationwide, mall-based specialty retailer of sophisticated, social occasion sportswear and dresses targeting style-conscious women. Cache targets women between the ages of


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25 and 45 who have a youthful attitude, are self-confident and fashion-
conscious, and require a missy fit. We operate 296 Cache and Cache Luxe stores primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.

     Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, ability to successfully open new stores, introduction of the Cache Luxe concept, dependence on management, dependence on vendors and distributors, reliance on foreign manufacturers, material weakness in our internal controls, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.































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